CUSIP NO. 126945-10-4             Schedule 13G                      Page 1 of 12

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                           (AMENDMENT NO. __________)(1)

                                    CVC, Inc.

                                (Name of issuer)

                          Common Stock, par value $0.01

                         (Title of class of securities)

                                   126945-10-4

                                 (CUSIP number)

                                November 12, 1999

             (Date of event which requires filing of this statement)




Check     the appropriate box to designate the rule pursuant to which this
          Schedule is filed:

                         [ ] Rule 13d-1(b)
                         [X] Rule 13d-1(c)
                         [ ] Rule 13d-1(d)


                       (Continued on the following pages)

                              (Page 1 of 12 Pages)


--------------------------------
         (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 126945-10-4             Schedule 13G                      Page 2 of 12

1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent International Corporation

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                         (b) [ ]

3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

          NUMBER OF            5      SOLE VOTING POWER
            SHARES
                                      1,017,591

         BENEFICIALLY          6      SHARED VOTING POWER

                                      0

           OWNED BY            7      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               1,017,591

             WITH              8      SHARED DISPOSITIVE POWER

                                      0

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,017,591

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        8.8%

12      TYPE OF REPORTING PERSON*

        CO, IA

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 126945-10-4             Schedule 13G                      Page 3 of 12

1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent International Limited Partnership

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                         (b) [ ]

3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

          NUMBER OF            5      SOLE VOTING POWER
            SHARES
                                      984,450

         BENEFICIALLY          6      SHARED VOTING POWER

                                      0

           OWNED BY            7      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               984,450

             WITH              8      SHARED DISPOSITIVE POWER

                                      0

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        984,450

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        8.6%

12      TYPE OF REPORTING PERSON*

        PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 126945-10-4             Schedule 13G                      Page 4 of 12

1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Global Private Equity III Limited Partnership

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                         (b) [ ]

3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

          NUMBER OF            5      SOLE VOTING POWER
            SHARES
                                      853,658

         BENEFICIALLY          6      SHARED VOTING POWER

                                      0

           OWNED BY            7      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               853,658

             WITH              8      SHARED DISPOSITIVE POWER

                                      0

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        853,658

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        7.4%

12      TYPE OF REPORTING PERSON*

        PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 126945-10-4             Schedule 13G                      Page 5 of 12

1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent PGGM Global Limited Partnership

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                         (b) [ ]

3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

          NUMBER OF            5      SOLE VOTING POWER
            SHARES
                                      130,792

         BENEFICIALLY          6      SHARED VOTING POWER

                                      0

           OWNED BY            7      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               130,792

             WITH              8      SHARED DISPOSITIVE POWER

                                      0

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        130,792

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        1.1%

12      TYPE OF REPORTING PERSON*

        PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 126945-10-4             Schedule 13G                      Page 6 of 12

1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent Partners GPE III Limited Partnership

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                         (b) [ ]

3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

          NUMBER OF            5      SOLE VOTING POWER
            SHARES
                                      12,906

         BENEFICIALLY          6      SHARED VOTING POWER

                                      0

           OWNED BY            7      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               12,906

             WITH              8      SHARED DISPOSITIVE POWER

                                      0

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        12,906

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.1%

12      TYPE OF REPORTING PERSON*

        PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 126945-10-4             Schedule 13G                      Page 7 of 12

1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent Partners (NA) GPE III Limited Partnership

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                         (b) [ ]

3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

          NUMBER OF            5      SOLE VOTING POWER
            SHARES
                                      3,862

         BENEFICIALLY          6      SHARED VOTING POWER

                                      0

           OWNED BY            7      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               3,862

             WITH              8      SHARED DISPOSITIVE POWER

                                      0

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,862

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.0%

12      TYPE OF REPORTING PERSON*

        PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 126945-10-4             Schedule 13G                      Page 8 of 12

1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent Partners Limited Partnership

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                         (b) [ ]

3       SEC USE ONLY

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

          NUMBER OF            5      SOLE VOTING POWER
            SHARES
                                      15,040

         BENEFICIALLY          6      SHARED VOTING POWER

                                      0

           OWNED BY            7      SOLE DISPOSITIVE POWER
             EACH
       REPORTING PERSON               15,040

             WITH              8      SHARED DISPOSITIVE POWER

                                      0

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        15,040

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.1%

12      TYPE OF REPORTING PERSON*

        PN

SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 126945-10-4             Schedule 13G                      Page 9 of 12

Item 1.

         (a) (b) This statement on Schedule 13G relates to the Reporting Persons' (as defined in Item 2 below) beneficial ownership interest in CVC, Inc. a Delaware corporation (the "Corporation"). The address of the principal executive office of the Corporation is 525 Lee Road, Rochester, NY 14606.

Item 2.

    (a) (b) (c)       This statement is being filed by the following entities:

         (1) Advent International Corporation, a Delaware corporation;

         (2) Advent International Limited Partnership, a Delaware limited partnership;

         (3) Global Private Equity III Limited Partnership, a Delaware limited partnership;

         (4) Advent PGGM Global Limited Partnership, a Delaware limited partnership;

         (5) Advent Partners GPE III Limited Partnership, a Delaware limited partnership;

         (6) Advent Partners (NA) GPE III Limited Partnership, a Delaware limited partnership;

         (7) Advent Partners Limited Partnership, a Delaware limited partnership;

         The entities listed in subparagraph (1) through (7) above are herein collectively referred to as the "Reporting Persons" and individually as a "Reporting Person." The principal business address of all of the Reporting Persons is c/o Advent International Corporation, 75 State Street, Boston, MA 02109.

         (d) (e) This statement relates to the Common Stock, par value $0.01 per share, (the "Common Stock") of the Corporation named in Item 1 of this statement. The CUSIP number associated with such Common Stock is 126945-10-4.

Item 3. Filing pursuant to Rule 13d-1(b), or 13d-2(b) or (c).

         This statement is not being filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c). This statement is being filed pursuant to rule 13d-1(c).

CUSIP NO. 126945-10-4             Schedule 13G                     Page 10 of 12

Item 4.  Ownership.

         (a)(b) The following table sets forth the aggregate number and percentage(based upon the number of shares of Common Stock outstanding as of January 25, 2000) of the Common Stock beneficially owned by each Reporting Person named in Item 2 of this statement. The aggregate number and percentage of the Common Stock beneficially owned by each Reporting Person is calculated in accordance with Rule 13d-3(d)(1).


                                                                                             Percentage
                                                                          Common             of Shares
Reporting Person                                                           Stock            Outstanding
Global Private Equity III Limited
 Partnership (1)                                                           853,658               7.4%
Advent PGGM Global Limited
 Partnership (1)                                                           130,792               1.1%
                                                                         ---------               ----
Advent International Limited Partnership (1)
                                                                           984,450               8.5%

Advent Partners GPE III Limited Partnership (2)
                                                                            12,906               0.1%
Advent Partners (NA) GPE III
 Limited Partnership (2)                                                     3,862               0.0%
Advent Partners Limited Partnership (2)                                     15,040               0.1%
                                                                         ---------               ----
Advent International Corporation (1)(2)                                  1,017,591               8.8%
                                                                         =========               ====

Total Group                                                              1,017,591               8.8%
                                                                         =========               ====


         (1) Advent International Corporation ("AIC") is the General Partner of Advent International Limited Partnership ("AILP") which in turn is the General Partner of the indicated Reporting Persons. As such, AIC has the sole power to vote and dispose of the securities owned by the indicated Reporting Persons. The beneficial ownership of AIC and AILP derive from such power.

         (2) AIC is the General Partner of the indicated Reporting Persons. As such, AIC has the power to vote and dispose of the securities of owned by the indicated Reporting Persons. The beneficial ownership of AIC derives from such power.

         (c) Each of the Reporting Persons listed in the table set forth above has sole voting and dispositive power over the Common Stock beneficially owned by it as indicated above.

Item 5.  Ownership of Five Percent or Less of a Class.

                                    If this statement is being filed to report
the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [ ].

CUSIP NO. 126945-10-4             Schedule 13G                     Page 11 of 12

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

         The information for this item is contained on the individual cover pages to this filing, and is incorporated herein by reference.

Item 9.  Notice of Dissolution of Group.

                  Not Applicable.

Item 10. Certification.

                  By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                 [REMAINDER OF THIS PAGE INTENTIALLY LEFT BLANK]

CUSIP NO. 126945-10-4             Schedule 13G                     Page 12 of 12

                                    SIGNATURE

                  After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


February    , 2000


ADVENT INTERNATIONAL CORPORATION
By:      Janet L. Hennessy
         Vice President                     /s/ Janet L. Hennessy

ADVENT INTERNATIONAL LIMITED PARTNERSHIP
By:      Advent International Corporation,
         General Partner
By:      Janet L. Hennessy
         Vice President                     /s/ Janet L. Hennessy

Global Private Equity III Limited Partnership
By:      Advent International Limited Partnership,
         General Partner
By:      Advent International Corporation,
         General Partner
By:      Janet L. Hennessy
         Vice President                     /s/ Janet L. Hennessy

Advent PGGM Global Limited Partnership
By:      Advent International Limited Partnership,
         General Partner
By:      Advent International Corporation,
         General Partner
By:      Janet L. Hennessy
         Vice President                     /s/ Janet L. Hennessy


Advent Partners GPE III Limited Partnership
By:      Advent International Corporation,
         General Partner
By:      Janet L. Hennessy
         Vice President                     /s/ Janet L. Hennessy

Advent Partners (NA) GPE III Limited Partnership
By:      Advent International Corporation,
         General Partner
By:      Janet L. Hennessy
         Vice President                     /s/ Janet L. Hennessy

Advent Partners Limited Partnership
By:      Advent International Corporation,
         General Partner
By:      Janet L. Hennessy
         Vice President                     /s/ Janet L. Hennessy